Exhibit 99.1

SYSTEMAX REPORTS RECORD THIRD QUARTER 2010 SALES

-- Sales Grow 14% --
-- New Distribution Center Opened --

PORT WASHINGTON, NY, November 9, 2010 – Systemax Inc. (NYSE:SYX) today announced financial results for the third quarter and nine months ended September 30, 2010.

Performance Summary (U.S. dollars in millions, except per share data)
Highlights	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Sales	$862.7	$753.9	$2,583.8	$2,227.7
Gross profit	$116.7	$112.8	$358.2	$327.4
Gross margin	13.5%	15.0%	13.9%	14.7%
Operating income	$12.0	$19.4	$48.4	$43.1
Operating margin	1.4%	2.6%	1.9%	1.9%
Diluted earnings per share	$0.23	$0.34	$0.79	$0.74
One-time charges, after tax, per diluted share	$0.05	$0.02	$0.05	$0.12

Third Quarter 2010 Financial Highlights:
●	Consolidated sales grew 14% to a record $862.7 million in U.S. dollars. On a constant currency basis and excluding WStore, sales grew 11%.
●	Business to business channel sales grew 24% to $435.2 million in U.S. dollars. On a constant currency basis and excluding WStore, sales grew 18%.
●	Consumer channel sales increased 6% to $427.5 million in U.S. dollars. On a constant currency basis and excluding WStore, sales grew 5%.
●	“Same store” business to business channel sales grew 18%, while same store consumer channel sales grew 4%.
●	One-time charges were $2.9 million, or approximately $0.05 per diluted share after tax, for costs related to the integration of the WStore acquisition.
●	Diluted earnings per share (EPS) were $0.23.

Nine Months 2010 Financial Highlights:
●	Consolidated sales grew 16% to a record $2.6 billion in U.S. dollars. On a constant currency basis and excluding WStore results, sales grew 10%.
●	Business to business channel sales grew 32% to $1.3 billion in U.S. dollars. On a constant currency basis and excluding WStore, sales grew 19%.
●	Consumer channel sales grew 3% to $1.3 billion in U.S. dollars. On a constant currency basis and excluding WStore, sales increased 2%.
●	One-time charges were $3.2 million or approximately $0.05 per diluted share after tax, for costs related to the integration of the WStore acquisition.
●	Diluted EPS was $0.79.

Richard Leeds, Chairman and Chief Executive Officer said, “During the third quarter, we experienced strong top-line results with consolidated revenue up 14% from the prior year, benefiting once again from solid performances in our business-to-business technology and industrial operations.  Additionally, we saw some improvement within the consumer channel, with sales increasing 6% from the prior year.  However, the consumer environment and competitive landscape is still challenging and both gross and operating margins remain under pressure.  Our consolidated gross margin decrease resulted from a combination of the continued effect of discounted freight; competitive consumer pricing which was not offset by sufficient vendor funding; and start up costs of $1.4 million for our new Georgia facility.   Our operating margin was impacted by $2.9 million of one-time charges associated with the WStore integration.  We remain focused on improving our bottom line performance, as we look to control costs and increase the efficiency of our operations.”

Gilbert Fiorentino, Chief Executive of Systemax’s Technology Products Group said, “Systemax’s technology products business had solid top-line results this quarter, with sales increasing 13% from the prior year and growth in each product category.  In Europe, we are poised to capitalize on the WStore acquisition as we complete its integration by the end of the year in France.  We also saw strong growth in our business to business channels in the rest of Europe as well as in North America.  In our consumer channels, which are primarily in North America, we are encouraged by the initial results of our co-branding initiative and have already begun to see increased traffic as a result of this effort. Additionally, the opening of our new Georgia facility, which includes a distribution center, call center and retail store, will allow us to further improve our logistical capabilities and will be integral to profitably growing our revenues in the future.”

Supplemental Channel Sales Summary1 (in millions)
Channel	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Consumer1,2	$427.5	$404.4	$1,285.9	$1,246.7
Business to business1,3	$435.2	$349.5	$1,297.9	$981.0
Consolidated Sales	$862.7	$753.9	$2,583.8	$2,227.7

  1Certain prior year amounts have been reclassified to conform to current year presentation
2Includes sales from retail stores, consumer websites, inbound call centers and television shopping
3Includes sales from managed business relationships, including outbound call centers and extranets, and the entire Industrial Products and
  Corporate segments

Supplemental “Same Store” Channel Growth3 – Q3 2010 vs Q3 2009
Channel	Change
Consumer	4%
Business to business	18%
Consolidated sales	10%

3Comprised of revenue at retail stores, websites and call centers operating for at least 14 full months as of the beginning of the prior comparison period and computed on a constant currency basis.  The method of calculating comparable store and channel sales varies across the retail and direct marketing industry.  As a result, Systemax’s method of calculating comparable sales may not be the same as other companies’ methods.

Supplemental Product Category Sales Summary (in millions)
Product Category	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	20091	2010	20091
Computers	$221.9	$187.9	$650.8	$526.8
Consumer electronics	$189.0	$170.3	$573.7	$525.6
Computer components	$132.2	$129.0	$402.6	$391.2
Computer accessories & software	$237.9	$202.9	$719.2	$597.8
Industrial products	$67.8	$52.0	$184.6	$146.5
Other	$13.9	$11.8	$52.9	$39.8
Consolidated sales	$862.7	$753.9	$2,583.8	$2,227.7
1Certain prior year amounts have been reclassified to conform to current year presentation

Supplemental Business Unit Sales Summary
(in millions)
Business Unit	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Technology Products	$794.2	$701.4	$2,397.4	$2,079.2
Industrial Products	$67.8	$52.0	$184.6	$146.5
Corporate and Other	$0.7	$0.5	$1.8	$2.0
Consolidated sales	$862.7	$753.9	$2,583.8	$2,227.7

Working capital as of September 30, 2010 was $279.5 million, including cash and cash equivalents of $30.4 million.  As of September 30, 2010, the Company had availability under its credit facility of approximately $87.7 million and total cash and available liquidity of approximately $118 million.  Total short and long term debt totaled approximately $32.4 million at September 30, 2010, an increase of approximately $18.6 million from the previous quarter, as the Company made investments for equipping and stocking the new Georgia facility.  The Company’s effective tax rate for the first nine months of 2010 was 37.3% compared to 36.3% last year. Included in the 2010 rate is a tax credit of approximately $0.5 million. Excluding this credit the effective tax rate for 2010 would have been 38.3%.  Included in 2009 was a reversal of tax reserves of approximately $1.0 million.  Excluding these reserve reversals, the Company’s effective tax rate in 2009 would have been 38.7%.

On October 27, 2010 the Company and certain subsidiaries entered into an amended and restated credit agreement with a syndicate of leading banks.  The credit agreement provides for a five-year revolving credit facility of $125 million, with the opportunity to increase to $200 million, subject to terms and conditions.  The agreement is secured, with certain limited exclusions, by the assets of the borrowers and allows for borrowings based on amounts of qualifying assets, principally accounts receivable and inventories.

Earnings Conference Call Details

Systemax Inc. will host a teleconference to discuss its third quarter 2010 results today, November 9, 2010 at 5:00 p.m. Eastern Time.  To access the teleconference, please dial 877-881-2609 (U.S. callers) or 970-315-0463 (Int’l callers) and reference passcode 22320424 ten minutes prior to the start time. The teleconferencing will also be available via live webcast on the Company’s Web site at www.systemax.com. A replay of the conference call will be available through November 16, 2010. It can be accessed by dialing 800-642-1687 (U.S. callers) or 706-645-9291 (Int’l callers), passcode 22320424. The webcast will also be archived on www.systemax.com for approximately 90 days.

About Systemax Inc.

Systemax Inc. (http://www.systemax.com), a Fortune 1000 company, sells personal computers, computer components and supplies, consumer electronics and industrial products through a system of branded e-Commerce web sites, retail stores, relationship marketers and direct mail catalogs in North America and Europe. The primary brands are TigerDirect, CompUSA, Circuit City, MISCO, WStore and Global Industrial.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

INVESTOR/ MEDIA CONTACTS:
Mike Smargiassi / Nancy Zachary
Brainerd Communicators, Inc.
212-986-6667
smarg@braincomm.com
nancy@braincomm.com
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SYSTEMAX INC.
Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30*		September 30*
	2010	2009	2010	2009
Net sales	$862,705	$753,880	$2,583,817	$2,227,747
Cost of sales	746,013	641,117	2,225,662	1,900,380
Gross profit	116,692	112,763	358,155	327,367
Gross margin	13.5%	15.0%	13.9%	14.7%
Selling, general and administrative expenses	101,841	92,396	306,601	277,045
Reorganization and other charges	2,855	998	3,198	7,264
Operating income	11,996	19,369	48,356	43,058
Operating margin	1.4%	2.6%	1.9%	1.9%
Interest and other (income) expense, net	(1,750)	(952)	795	(589)
Income before income taxes	13,746	20,321	47,561	43,647
Provision for income taxes	5,124	7,723	17,738	15,860
Effective tax rate	37.3%	38.0%	37.3%	36.3%
Net income	$8,622	$12,598	$29,823	$27,787
Net margin	1.0%	1.7%	1.2%	1.3%

Net income per common share:
Basic	$0.23	$0.34	$0.81	$0.76
Diluted	$0.23	$0.34	$0.79	$0.74

Weighted average common and common equivalent shares:
Basic	37,052	36,703	36,935	36,669
Diluted	37,586	37,319	37,577	37,310

SYSTEMAX INC.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) Quarter Ended September 30*	Nine Months Ended December 31
	2010	2009
Current assets:
Cash and cash equivalents	$30,449	$58,309
Accounts receivable, net	242,803	241,860
Inventories	429,365	365,725
Prepaid expenses and other current assets	26,757	26,692
Total current assets	729,374	692,586
Property, plant and equipment, net	70,650	65,598
Goodwill, intangibles and other assets	58,320	58,717
Total assets	$858,344	$816,901

Current liabilities:
Short-term debt	$31,348	$15,197
Accounts payable and accrued expenses	418,485	427,307
Total current liabilities	449,833	442,504
Long-term debt	1,073	1,194
Other liabilities	11,071	8,518
Shareholders’ equity	396,367	364,685
Total liabilities and shareholders’ equity	$858,344	$816,901

* Systemax manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal nine month period and quarter ended on October 2, 2010. The third quarters of both 2010 and 2009 included 13 weeks and the nine month periods both included 39 weeks.